EXHIBIT 99.1


                              CYTATION CORPORATION
                              FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2005 AND 2004
                                    (AUDITED)


TABLE OF CONTENTS:

AUDIT REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM - WHEELER, HERMAN, HOPKINS & LAGOR, PA                                  F-1

AUDIT REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM -
RADIN, GLASS & CO., LLP                                                      F-2

FINANCIAL STATEMENTS:

BALANCE SHEET AS OF DECEMBER 31, 2005 AND 2004                               F-3

STATEMENT OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2005
AND 2004                                                                     F-4

STATEMENT OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31,
2005 AND 2004                                                                F-5

STATEMENT OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2005
AND 2004                                                                     F-6

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS                          F-7-F-12

                              CYTATION CORPORATION
                              FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2005 AND 2004
                                    (AUDITED)


          AUDIT REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The  Board  of  Directors  and  Stockholders
Cytation  Corporation
Tampa,  Florida

We have audited the accompanying balance sheets of Cytation Corporation as of December 31, 2005 and the related statements of operations, changes in stockholders' deficit, and cash flow for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cytation Corporation at December 31, 2005, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.


/s/ Wheeler, Herman, Hopkins & Lagor, PA

Wheeler, Herman, Hopkins & Lagor, PA
Certified Public Accountants
Tampa, Florida
March 24, 2006

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     February 25, 2005

The Board of Directors and Stockholders
Cytation Corporation
Bristol, RI

We have audited the accompanying balance sheets of Cytation Corporation as of December 31, 2004 and 2003 and the related statements of operations, changes in stockholders' equity (deficit), and cash flow for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cytation Corporation at December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements for the year ended December 31, 2004 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered operating losses and has a net capital deficiency that raise substantial doubt about its ability to continue as going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result form the outcome of this uncertainty.



/s/  Radin  Glass  &  Co.,  LLP
Certified  Public  Accountants
New  York,  NY

                                 CYTATION CORP
                              Cytation Corporation
                                 Balance Sheet
                        As of December 31, 2005 and 2004


                                     ASSETS
                                                               2005         2004
CURRENT ASSETS:
   Cash                                                   $       220   $    65,644
   Notes receivable, stockholder                                    -        10,113
   Notes receivable, other                                          -         5,000
   Prepaid expenses and other current assets                        -         8,706

      Total Current Assets                                        220        89,463

 PROPERTY AND EQUIPMENT, Net                              $         -   $     4,496

 OTHER ASSETS:
   Security deposit                                       $         -   $     1,800
   Investment                                                       -        59,718
      Total Other Assets                                            -        61,518

      TOTAL ASSETS                                        $       220   $   155,477
                                                           ==========   ===========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

 CURRENT LIABILITIES:
   Accounts payable and accrued expenses                  $    48,416   $    92,306
   Notes payable and accrued interest                          90,500       120,228

      Total Current Liabilities                               138,916       212,534

 STOCKHOLDERS' EQUITY(DEFICIT):
   Common stock, $0.001 par value, 2,000,000 shares
   authorized, 982,662 and 872,330 shares issued and
   outstanding respectively                                       982           872
   Additional paid-in capital                              32,723,371    32,608,015
   Shares Subscribed (not issued)                             (23,500)            -
   Accumulated deficit                                    (32,839,549)   (32,665,944)

      Total Stockholders' Deficit                            (138,696)       (57,057)

      TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT         $       220   $    155,477
                                                          ===========   ============


     See Reports of Independent Registered Public Accounting Firm and Notes to Financial Statements.


CYTATION CORP


                                 Cytation Corporation
                                Statements of Operations


                                                                   For the Years Ended December
                                                                               31,
                                                                      2005            2004

REVENUE
 Consulting revenue - cash                                          $  59,114         $  86,900
 Consulting revenue - non cash                                              -           153,468
TOTAL REVENUE                                                          59,114           240,368

COST OF REVENUE                                                         1,738           746,896

GROSS PROFIT                                                           57,376          (506,528)

OPERATING EXPENSES:
   Depreciation                                                         1,037             3,857
   Selling, general and administrative                                246,533           367,007

     TOTAL OPERATING EXPENSES                                         247,570           370,864

     OPERATING INCOME/(LOSS)                                         (190,194)         (877,392)

OTHER INCOME (EXPENSES)
   Gain on sale and distribution of investment                         31,902           187,976
   Loss on sale of property and equipment                              (4,270)                -
   Loss on termination of ARE agreement                                (5,000)                -
   Interest income (expenses), net                                     (6,043)           (5,298)
   Other Income                                                             -                 -

     TOTAL OTHER INCOME                                                16,589           182,678

     INCOME/(LOSS) BEFORE INCOME TAXES                               (173,605)         (694,714)

INCOME TAX EXPENSE                                                          -             1,975

     NET LOSS                                                        (173,605)        $(696,689)
                                                                    =========         =========
Net (Loss) Income Per Share (Basic)                                 $   (0.18)        $   (0.87)
Net (Loss) Income Per Share (Fully Diluted)                         $   (0.18)        $   (0.87)
                                                                    =========         =========
Weighted Average Common Shares Outstanding                            944,303           799,830
Weighted Average Common and Common Equivalent Shares Outstanding      944,303           799,830
                                                                    =========         =========



See Reports of Independent Registered Public Accounting Firm and Notes to Financial Statements



CYTATION CORP

                                                              Cytation  Corporation
                                                    Statements of Changes in Stockholders' Deficit
                                                    For The Years Ended December 31, 2005 and 2004

                                              Common Stock            Additional        Shares        Accumulated
                                          Shares        Amount         Paid-in        Subscribed        Deficit
                                                                       Capital           For                              Total
 Balance - December 31, 2003             582,330         $582         $33,118,610                     $(31,969,255)    $1,149,937

 Exercise of options                      50,000           50                 (25)                               -             25
 Issuance of common stock for services   240,000          240              71,760                                -         72,000
 Distributions - non cash                                   -            (582,330)                               -       (582,330)
 Net loss                                                   -                   -                         (696,689)      (696,689)

 Balance - December 31, 2004            872,330          $872         $32,608,015                     $(32,665,944)      $(57,057)

 Exercise of options                          -             -                   -                                -              -
 Issuance of common stock               110,332           110             115,356                                -        115,466
 Shares subscribed (not issued)               -             -                   -       (23,500)                 -        (23,500)
 Net loss                                                   -                   -                         (173,605)      (173,605)

 Balance - December 31, 2005            982,662          $982         $32,723,371      $(23,500)      $(32,839,549)     $(138,696)

   See Reports of Independent Registered Public Accounting Firm and Notes to
                              Financial Statements



                              Cytation Corporation
                            Statements of Cash Flows



                                                                 For the Years Ended December 31,
                                                                      2005              2004
 CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                              $  (173,605)     $  (696,689)
   Adjustments to reconcile net income (loss) to net cash used in operating activities:
      Depreciation                                                      1,036            3,856
      Non-cash consulting income                                       64,830         (153,468)
      Non cash compensation                                            49,601          884,750
      Gain on sales of marketable securities                          (31,902)        (187,976)
      Gain on disposal of equipment                                     4,270                -
      Accrued interest on note payable                                  9,155            5,544
      Write-off of note receivable-other                                5,000           55,169
      Changes in operating assets and liabilities:
      Prepaid expenses and others                                      10,506           (8,706)
      Accounts payable and accrued expenses                           (38,390)         (41,794)
          CASH FLOW USED IN OPERATING ACTIVITIES                      (99,499)        (139,314)

 CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of equipment                                                (812)          (5,127)
   Proceeds from sales of marketable securities                             -          212,824
   Proceeds from disposal of equipment                                      2                -
   (Issuance) collection of notes receivable                                -           (5,000)
          CASH FLOW PROVIDED BY INVESTING ACTIVITIES                     (810)         202,697

 CASH FLOWS FROM FINANCING ACTIVITIES:
--------------------------------------
   Proceeds from issuance of common stock                              74,267               25
   Collections (issuance) of note receivable                          (39,382)               -
          CASH FLOW PROVIDED BY FINANCING ACTIVITIES                   34,885               25

          NET INCREASE (DECREASE) IN CASH                             (65,424)          63,408


   CASH, Beginning of Year                                             65,644            2,236
   CASH, End of Year                                              $       220      $    65,644

 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the years for:
     Interest                                                     $    14,345      $         -
     Taxes                                                        $         -      $     1,975

 Non-cash investing and financing activities:
     Distributions of Solomon shares                              $         -      $   582,330


   SEE REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND NOTES TO
                              FINANCIAL STATEMENTS

                              CYTATION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2005 AND 2004
                                    (AUDITED)

NOTES  TO  FINANCIAL  STATEMENTS

1.  BUSINESS.

Cytation Corporation was incorporated under the laws of Delaware on November 1, 1999. Until June 20, 2001, the Company provided an extensive range of in-school and online services directed at high school students and their parents, high school counselors, college admissions officers and corporations which target with the teen marketplace. On June 20, 2001, the Company sold all of its assets associated with these activities to TMP Worldwide Inc. for approximately $72 million in cash and debt assumed.

During the period commencing with the fourth quarter of 2002 and ending in December 2004, the Company engaged in the business of providing consulting and related services to private companies that wish to become reporting companies under the Securities Exchange Act of 1934. In the first quarter of 2005, the Company discontinued all business operations except finding an appropriate private entity with which it could acquire or enter into a similar transaction with. On January 18, 2006, the Company entered into the Securities Purchase and Share Exchange Agreement, which resulted in a change of control of the Company followed simultaneously with an acquisition of a private company. See "Subsequent Events".

2.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES.

USE OF ESTIMATES- The Company's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT - Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years for equipment, auto and furniture Leasehold improvements are amortized over the term of the lease or the estimated life of the improvement, whichever is shorter. Whenever assets are sold or retired, their cost and related accumulated depreciation are removed from the appropriate accounts. Any gains and losses on dispositions are recorded in current operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts reported in the balance sheet for cash, short-term loan, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.

INCOME TAXES - The Company utilizes the liability method of accounting for income taxes as set forth in SFAS 109, "Accounting for Income Taxes" Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

REVENUE RECOGNITION - Revenues were recognized when services are performed and the earnings process is completed.

EMPLOYEE STOCK OPTIONS AND SHARES ISSUED FOR SERVICES - The Company accounts for employee stock transactions in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the pro forma disclosure requirements of SFAS 123, "Accounting for Stock-Based Compensation." Accordingly, any excess of fair market value of stock issued to employees over exercise prices has been recorded as compensation expense and additional paid in capital.

EARNING (LOSS) PER SHARE - The Company adopted the provision of SFAS No. 128, "Earnings per Share". SFAS No. 128 eliminates the presentation of primary and fully dilutive earnings per share ("EPS") and requires presentation of basic and diluted EPS. Basic EPS is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is based on the weighted-average number of shares of common stock and common stock equivalents outstanding for the period.

REPORTING OF SEGMENTS - The Company adopted No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes the criteria for determining an operating segment and establishes the disclosure requirements for reporting information about operating segments. The Company had determined that under SFAS No. 131, it operated in one segment of service.

NEW  ACCOUNTING  PRONOUNCEMENTS

In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on

                              CYTATION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2005 AND 2004
                                    (AUDITED)

the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The FASB believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes this statement produces financial reporting that more faithfully represents the economics of the transactions. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS 153 shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment". SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25,
"Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. For public entities that file as small business issuers SFAS 123(R) is applicable as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company evaluated the impact of the adoption of SFAS 123(R), and believes that the impact will be insignificant to the company's overall results of operations and financial position.

In December 2004 the Financial Accounting Standards Board issued two FASB Staff Positions-FSP FAS 109-1, Application of FASB Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

3. NOTES RECEIVABLE, STOCKHOLDERS AND OTHERS


                                                                  2005    2004
                                                                 ------  -------

Note receivable from stockholders,
non-interest bearing and due on demand.                          $   --  $10,113

Note receivable from an unrelated entity, due on                     --    5,000
 demand without interest.                                        ------  -------
Total                                                            $   --  $15,113
                                                                 ======  =======

4. PROPERTY AND EQUIPMENT

Property  and  equipment at December 31, 2005 and 2004 consist of the following:


                                                  Estimated
                                2005    2004    Useful Lives
                                -----  -------  ------------

Computer and equipment          $  --  $47,945       3 years
Leasehold Improvements             --   10,414       7 years
                                -----  -------
Sub-total                          --   58,359
Less: accumulated depreciation     --   53,863
                                -----  -------
Property and Equipment, Net     $  --  $ 4,496
                                =====  =======

Depreciation expense for the years ended December 31, 2005 and 2004 was $1,037 and $3,857, respectively.

                              CYTATION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2005 AND 2004
                                    (AUDITED)



5.  STOCKHOLDERS'  EQUITY

AUTHORIZED SHARES-The Company's authorized shares consisted of 3,140,000 shares, divided into 2,000,000 shares of common stock, par value $.001 per share and 1,140,000 shares of preferred stock, par value $.01 per share. As of December 31, 2005 the Company had 982,662 shares of common stock issued and outstanding.

ISSUANCE OF COMMON STOCK - On February 14, 2005, the Company authorized theissuance for no consideration of 3,332 shares to Bost & Co., an unaffiliated third party, in settlement of a prior investment.

Also on February 14, 2005, the Company authorized the issuance for nominal consideration of 30,000 restricted shares of its common stock to Richard Parke in consideration of his agreement to serve as a director of the Company. The Company recorded an expense of $20,333 in connection with the issuance of these shares.

On March 4, 2005, the Company agreed to issue 47,000 of its common shares to an unaffiliated third party for $23,500 in cash and a warrant to purchase 20,000 shares of the common stock of Solomon Technologies, Inc ("Solomon Warrant"). All of these shares were issued on June 30, 2005 when the market price of the Company's common stock was $1.22 per share. On September 1, 2005, the Solomon Warrant was issued and $2,634 was recorded as a reduction of paid-in capital based on the Black-Scholes option valuation model.

On November 14, 2005, the Company issued 20,000 restricted shares of its common stock for $1.00 a share to an unaffiliated third party and issued 10,000 restricted shares of its common stock to Foley Hoag LLP in reduction of approximately $45,000 of indebtedness. Foley Hoag agreed to reduce its then outstanding liability to $85,000 with scheduled payments of $14,167 on February 1, February 15, March 15, April 15, May 15, and June 15, 2006. The agreement was verbally agreed to in November 2005 and subsequently signed on January 4, 2006.

The Board of Directors of the Company declared a 2-for-1 stock dividend for stockholders of record on November 14, 2005. The "payment" date for this dividend is November 23, 2005. All shares and per share amounts have been retroactively restated to reflect this stock dividend.

In November 2005, the Company entered into a letter of intent to acquire an unrelated private company. The Company will be the surviving corporation, but the business, ownership and management of the Company will change. In connection with the proposed acquisition, the Company will authorize additional shares of common stock and preferred stock expected to be issued in the transaction, declare a 2-or-1stock dividend, and issue to third party's stockholders newly issued shares of its preferred stock. The third party paid the Company $10,000 upon completion of due diligence and agreed to assume and to pay approximately $120,000 of the Company's liabilities at the closing of the transaction. After the transaction, stockholders of the third party will own approximately 94% of the total issued and outstanding securities of the Company.

WARRANTS-The following table summarizes the changes in warrants outstanding and related price ranges are as follows:


                                           Weighted Average
                                  Shares    Exercise Price
                                  -------  ---------------

Outstanding at December 31, 2004    2,932       495.00
Granted                                --
Exercised                              --
Expired or cancelled               (2,932)     (495.00)
                                  -------
Outstanding at December 31, 2005       --
                                  =======


No options have been granted to employees during the year ended December 31, 2005 and 2004. Therefore, if the Company had recognized compensation cost for the employee stock options in accordance with SFAS No. 123, the Company's pro forma net income (loss) and earning (loss) per share would have been the same as the net income (loss) and earning (loss) per share as reported on the accompanying statements of operations.

6.  COMMITMENTS  AND  CONTINGENCIES

The Company rented its office on a month-to-month basis. Rent expense was approximately $11,592 and $11,000 for the years ended December 31, 2005 and 2004, respectively.

During the first quarter of 2005, the Company reviewed business opportunities resulting from its status as a Business Development Company under the Investment Company Act of 1940 and evaluated other courses of action. On April 8, 2005, the Company entered into a letter of intent with Evolve Oncology, Inc. ("Evolve") to effect a reverse merger with Evolve. The Company terminated this letter of intent on August 4, 2004.

                              CYTATION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2005 AND 2004
                                    (AUDITED)


7.  INCOME  TAXES

At December 31, 2005 and 2004, the Company had net operating loss carryforwards of approximately $19,700,000 and $19,500,000, expiring 2011 through 2025. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. At December 31, 2005 and 2004, a valuation allowance for the full amount of the deferred tax asset was recorded because of operating losses incurred and the uncertainties as to the amount of taxable income that would be generated in the future years. In addition, the utilization of such net operating losses is subject to certain limitations under Federal income tax laws.

The components of the net deferred tax asset consist of the following at December 31, 2005 and 2004:


                                         2005             2004
                                  ------------------  ------------

Net operating loss carryforwards  $        6,895,000  $  6,825,000
Valuation allowance                       (6,895,000)   (6,825,000)
                                  ------------------  ------------
                                  $               --  $         --
                                  ==================  ============

The provision for income taxes differs from the amount computed applying the statutory federal income tax rate to income before income taxes as follows as of December 31, 2005 and 2004:


                                                          2005          2004
                                                         -------       -------

Income tax (benefit) computed at statutory rate at 35%   $(70,000)   $ (240,000)
Utilization of NOL                                              -
Tax benefit not recognized                                 70,000       240,000
                                                        ---------    ----------
Provision for income taxes                              $       -    $        -
                                                        =========    ==========

8.  INVESTMENT/NON-CASH INCOME:

By agreement of the majority board of directors, on September 1, 2005, the Company entered into a settlement agreement with HTA whereby HTA issued to the Company an additional 196,456 shares of its common stock and an additional 49,114 warrants. The HTA common stock was valued at $0.25 per share, and accordingly the Company recorded non-cash income in the amount of $49,114.

Based on the Black-Scholes option valuation model, the HTA warrants have zero value with volatility of 0.01%. Therefore, the Company recorded no non-cash income with respect to these warrants.

On September 1, 2005 the Company distributed 196,456 shares of HTA common stock and 197,582 HTA warrants to its two officers. The Company recorded compensation expense on the distribution of the HTA shares in the amount of $49,114 and, based the zero value of the HTA warrants under the Black-Scholes valuation model, no compensation expense for the HTA warrants was recorded.

9.  SUBSEQUENT  EVENTS

On January 18, 2006, the Company entered into the Securities Purchase and Share Exchange Agreement, (the "Securities Purchase and Share Exchange Agreement") by and among the Company, Richard A. Fisher, an individual, and Kevin J. High, certain purchasers of the Company's Series A Convertible Preferred Stock (as defined below), DVA, the shareholders of DVA, and Vicis Capital Master Fund (the "Lender").

On January 18, 2006, the Company entered into the Investor Rights Agreement (the "Investor Rights Agreement"), by and among the Company, each of the purchasers of the Company's Series A Preferred Stock, each of the shareholders of DVA, and the Lender. Pursuant to the Investor Rights Agreement, the Company (a) has agreed to register certain securities for resale, including the Company's shares related to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series A Common Stock Purchase Warrants, and the
Series B Common Stock Purchase Warrants, and (b) granted pre-emptive rights to the holders of the Company's Series A Preferred Stock.

On January 18, 2006, the Company's wholly-owned subsidiary, DeerValley Acquisitions Corp., entered into an Earnout Agreement (the "Earnout Agreement"), between Deer Valley Homebuilders, Inc., Deer Valley Acquisitions Corp., and the former owners of Deer Valley Homebuilders, Inc. In connection with the Capital Stock Purchase Agreement, the Company entered into the Earnout Agreement, pursuant to which, additional payments may be paid to


                              CYTATION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2005 AND 2004
                                    (AUDITED)

the former owners of Deer Valley Homebuilders, Inc., as an earnout, based upon the Net Income Before Taxes of Deer Valley Homebuilders, Inc. during the next five (5) years up to a maximum of $6,000,000. The business purpose of executing the Earnout Agreement was to set the purchase price of Deer Valley Homebuilders, Inc. by an objective standard, given that the owners of DVH and the Company could not agree on an outright purchase price. Such agreement is described in more detail herein under Common Stock Purchase Agreement.

Pursuant to the Capital Stock Purchase Agreement dated November 1, 2005, as amended (the "Capital Stock Purchase Agreement"), DeerValley Acquisitions Corp., a wholly owned subsidiary of the Company, acquired, immediately after completion of the Series A Financing and the Share Exchange, one hundred percent (100%) of the issued and outstanding capital stock of Deer Valley Homebuilders, Inc. Upon completion of the acquisition of the capital stock of Deer Valley Homebuilders, Inc., Deer Valley Homebuilders, Inc. became an indirect wholly owned subsidiary of the Company. See discussion below for description of Deer Valley Homebuilders, Inc.'s business, operations, assets, and financial information.

In order to effectuate the Capital Stock Purchase Agreement, Cytation Corporation completed a series of tranactions exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering and Rule 506 promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended. As of the date of these financials, the Company has closed on a private placement of approximately 745,622 shares of Series A Preferred Stock. Pursuant to the Securities Purchase and Share Exchange Agreement, dated as of January 18, 2006, the Company (a) issued and sold to the Purchasers, and the Purchasers purchased from the Company, (a) Series A Preferred Stock, (b) Series A Common Stock Purchase Warrants, and (c) Series B Common Stock Purchase Warrants. Also on January 18, 2006, the Company completed a share exchange pursuant to which the Company acquired 100% of the issued and outstanding capital stock of Deer Valley Acquisitions, Corp. Pursuant to the Share Exchange Agreement, in exchange for 100% of the issued and outstanding common stock of Deer Valley Acquisitions, Corp., the Company issued the following securities to the shareholders of Deer Valley Acquisitions, Corp.: (a) Series B Preferred Stock, (b) Series C Preferred Stock, and (c) Series C Common Stock Purchase Warrants.

In connection with the Securities Purchase and Share Exchange Agreement, on January 18, 2006, the Company issued to the Lender an Interest Bearing Non-Convertible Installment Promissory Note ("the Note"), in the original principal amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000), together with interest accruing thereon at an annual rate of twelve percent (12%) per annum. The business purpose of executing the Note was to fund the acquisition of Deer Valley Homebuilders, Inc. On March 17, 2006 the Lender decided to convert its $1,500,000 promissory note that was issued in January 2006.

Pursuant to the terms of the Debt Exchange Agreement, the Company issued the Lender its Series A Convertible Preferred Stock, Series A Warrants, and Series B Warrants to the investor, in exchange for the retirement of its obligations to repay such promissory note.

The company no longer has any office lease obligations on a month by month basis.

In January 2006, the Company issued 17,338 to Sequence Advisors Corporation, an affiliate of two former directors.

On November 14, 2005, the Company issued 5,000 (pre-split) restricted shares of its common stock to Foley Hoag LLP in reduction of approximately $45,000 of indebtedness. Foley Hoag agreed to reduce its then outstanding liability to $85,000 with scheduled payments of $14,167 on February 1, February 15, March 15, April 15, May 15, and June 15, 2006. The agreement was verbally agreed to in November 2005 and subsequently signed on January 4, 2006. As of the date of these statements all required payments under such obligation have been made.

On January 18, 2006, DeerValley Acquisitions, Corp., a wholly-owned subsidiary of Cytation Corporation, acquired 100% of the issued and outstanding capital stock of Deer Valley Homebuilders, Inc. The results of Deer Valley Homebuilders, Inc. will be included in consolidated financial statements for periods after January 18, 2006. Deer Valley Homebuilders, Inc. is an Alabama corporation with its business offices located at 205 Carriage Street, P.O. Box 310, Guin, Alabama 35563 and is engaged in the production, sale and marketing of manufactured homes in the southeastern and south central U.S. housing market. Cytation Corporation purchased Deer Valley Homebuilders, Inc. to serve as its primary operating company and to gain entry into the manufactured home market. Deer Valley Homebuilders, Inc. comprises substantially all of Cytation Corporation's operations.

The aggregate purchase price for Deer Valley Homebuilders, Inc. was $6,000,000, including $5,500,000 cash and $500,000 of Cytation Corporation's Series A Convertible Preferred Stock, Series A Common Stock Purchase Warrants, and Series B Common Stock Purchase Warrants. In addition, an Earnout Agreement was entered into, pursuant to which additional payments may be paid to the former owners of Deer Valley Homebuilders, Inc., as an earnout, based upon the Net Income Before Taxes of Deer Valley Homebuilders, Inc. during the next five (5) years, up to a maximum of $6,000,000. The Company is accounting for the $6,000,000 earnout as contingent consideration in accordance with paragraphs 25 through 28 of SFAS
141. Because the amount, if any, of contingent consideration was not determinable at the acquisition date, no amount for the contingency will be recorded in the Company's financial statements until the contingency is resolved, or the consideration is issued or becomes issuable. The Company expects that, should any amount of contingent consideration be issuable, such amount would result in an additional element of the cost of acquiring Deer
Valley  Homebuilders,  Inc.

                              CYTATION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2005 AND 2004
                                    (AUDITED)



The Company considered the effect of EITF 95-8 and based on its analysis the contingent consideration of a minimum of $0 and a maximum of $6,000,000 over the next five years is nothing more than a way for the Company to defer payments of purchase price so the Company did not have to pay Deer Valley Homebuilders Inc.'s shareholders all money up front. Since Deer Valley Homebuilders, Inc. had pre-tax profit in 2005 in excess of $3,000,000 it was easy for the Company to conclude that Deer Valley Homebuilder's business was worth in excess of $6,000,000 or approximately two times pre-tax profits. The sellers were interested in receiving all $12 million upfront however, the Company was unwilling to give it to them up front due to the fact that Deer Valley Homebuilder's Inc. had only been in business less than two years and it would be too dilutive to the shareholders to raise all monies upfront, so the Company and previous shareholders of Deer Valley Homebuilders, Inc. agreed to the price adjustment target account ("PATA"). So long as Deer Valley Homebuilder's continues to have pre-tax profits in excess of one million dollars over the next five years the shareholder's pursuant to their interest sold will be given a pro-rata portion of the maximum $6,000,000 PATA. Therefore, based on this analysis the Company will account for all of the PATA, when earned, by recording it as additional consideration for the acquisition of Deer Valley Homebuilders, Inc. and will not record it as a period expense related to compensation. It is also noted that the Company will account for this on an ongoing basis and book any accrued liability in connection with the PATA as incurred.

The value of the Series A Convertible Preferred Stock, Series A Common Stock Purchase Warrants, and Series B Common Stock Purchase Warrants were determined in a private offering also completed on January 18, 2006.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

                                AT DECEMBER 31, 2005
Current assets                       $  6,398,562
Property, plant, and equipment          1,611,531
Goodwill                                3,611,994
                                     ------------
 Total assets acquired                $11,622,087
                                     ------------
Current liabilities                    (3,879,939)
Long-term debt                         (1,367,148)
                                     ------------
 Total liabilities assumed            ($5,247,087)
                                     ------------
 Net assets acquired                 $  6,375,000
                                     ============

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